Attachment
RULE 10f-3 REPORT FORM

Additional Information for paragraph (d) commission or spread comparable recent offerings:

		Comparison # 1 	Comparison # 2 	Comparison # 3 	Comparison # 4	Comparison # 5

Security	XTO		MMP		WWE

		XTO ENERGY,	MAGELLAN 	WORLD WRESTLING
		INC.		MIDSTREAM	ENTERTAINMENT.
				PARTNERS,L.P.	INC.

Date Offered	5/19/04		5/19/04		5/20/04
Offering Price 	$25.23		$47.60		$11.50
Spread ($)	$0.82		$2.02		$0.5175
Spread (%)	3.25%		4.24%		4.25%
Type of Security Common stock	Units		Common stock
	Follow on		Follow on	Follow on
Rating or Quality N/A		N/A		N/A

Size of Issue	$523,522,500	$142,000,000	$70,666,442
Total
Capitalization
of Issuer	$6,451mm	$1,351mm	$787mm
	Note:  Minimum of two comparisons must be completed for each purchase.